Exhibit 99.2


[OBJECT OMITTED]   Capital
                   Senior
                   Living
                   Corporation


For Immediate Release                                 Contact: Ralph A. Beattie
                                                                   972/770-5600

          CAPITAL SENIOR LIVING CORPORATION ACQUIRES FOUR SENIOR LIVING
                COMMUNITIES; TRANSFERS THEM TO NEW JOINT VENTURE

 Payback of one year anticipated: Company has a 5% equity ownership and retains long-term management contract which generates $1 million in annual revenue


DALLAS - (BUSINESS WIRE) - December 8, 2004 - Capital Senior Living Corporation (the "Company") (NYSE:CSU), one of the country's largest operators of senior living communities, announced that it has acquired through a new joint venture with Senior Housing Partners II, L. P. ("SHP II"), a fund managed on behalf of its clients by Prudential Real Estate Investors ("PREI"), four senior living communities (the "Spring Meadows Communities") which were formerly owned by joint ventures in which affiliates of Lehman Brothers ("Lehman") and the Company were members.

The Spring Meadows Communities are located in Libertyville, Illinois, Naperville, Illinois, Summit, New Jersey and Trumbull, Connecticut. Combined resident capacity is approximately 698 with 65 percent of the residents living independently and 35 percent of the residents requiring some assistance with activities of daily living.

The Company acquired Lehman's interests in the joint ventures that owned the Spring Meadows Communities and then immediately caused these joint ventures in which the Company became 100% owner to sell the Spring Meadows Communities to the new joint venture with SHP II. Capital Senior Living has a five percent interest in the newly formed joint venture and SHP II has a ninety five percent interest.

These four Spring Meadows Communities were sold to the joint venture for approximately $77.5 million, and the joint venture financed approximately $51.4 of the purchase with mortgage debt.

Proceeds from the sale of 95 percent of the interests in the joint ventures owning the Spring Meadows Communities were approximately equal to the consideration paid to Lehman for their interests in the joint ventures sold by Lehman to the Company. The Company anticipates that the transaction will be neutral to earnings in the fourth quarter.

In effect, the Company has converted advances it made to the Spring Meadows Communities in the form of notes receivable and a nominal subordinated interest into a five percent equity interest in the joint venture. The Company will share five percent of
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the future economic  benefits of ownership,  as well as additional  returns from the joint venture once return on investment hurdles are achieved.

The Company has managed the Spring Meadows Communities since the opening of each community in late 2000 and early 2001 and will continue to manage the communities under long-term management contracts which are expected to produce over $1 million of revenue per year.

"We are very pleased to have a significant ownership position in these properties," commented James A. Stroud, Chairman of the Company. "Two of the communities are now stabilized and two are in lease-up, with significant opportunities for additional value creation. Our involvement with these communities since they opened will ensure a seamless transition to new ownership."

"The joint venture with PREI is an exciting development for the Company," stated Lawrence A. Cohen, Chief Executive Officer. "Our partners are extremely knowledgeable and highly regarded in the industry. The joint venture structure which we have established will provide a return of our entire investment in little more than a year, through management fees and a return on equity, along with future incentives."

"This is our second transaction with Capital Senior Living and we look forward to a continued relationship. The Spring Meadows Communities are an exciting addition to the SHP II portfolio," noted John W. Dark of PREI.

ABOUT PREI

PREI provides global real estate investment management services in the United States, Europe, Asia and Latin America. PREI managed total assets of $22.9 billion on behalf of more than 350 clients as of September 30, 2004; net assets under management (i.e., after deduction of associated debt and liabilities) were $15.4 billion. For more information, visit www.prei.com.

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation's largest operators of residential communities for senior adults. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently operates 56 senior living communities in 20 states with an aggregate capacity of approximately 8,700 residents, including 41 senior living communities which the Company owns or in which the Company has an ownership interest, and 15 communities it manages for third parties. In the communities operated by the company, 85 percent of residents live independently and 15 percent of residents require assistance with activities of daily living.
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The forward-looking  statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company's ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks
of  downturns  in  economic  conditions   generally,   satisfaction  of  closing
conditions such as those  pertaining to licensure,  availability of insurance at
commercially   reasonable  rates,  and  changes  in  accounting  principles  and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.


Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-456-4533 for more information.

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